Exhibit 99.5

ADI GLOBAL DISTRIBUTION INC.

PERFORMANCE STOCK UNIT ASSUMPTION NOTICE

2026 Stock Incentive Plan

of ADI Global Distribution Inc. and its Affiliates

2024 PSUs

Dear [____] :

As you know, on August 3, 2026 (the “Spin Date”), the spin-off (the “Spin-Off”) of ADI Global Distribution Inc. (“ADI”) from Resideo Technologies, Inc. (“Resideo”) was completed. On the Spin Date you held outstanding and not yet settled performance stock units (“PSUs”) payable in shares of Resideo common stock (“Resideo Stock”) that were previously granted to you under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Resideo Stock Incentive Plan”) and pursuant to performance stock unit agreement(s) and any amendments thereto (collectively, the “Resideo PSU Agreement”).

Pursuant to the Employee Matters Agreement entered into between Resideo and ADI in connection with the Spin-Off (the “EMA”), on the Spin Date, ADI assumed all obligations of Resideo under your PSUs, and such PSUs automatically converted to performance stock units (“Converted PSUs”) payable in shares of ADI common stock (“ADI Stock”) under the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (the “ADI Stock Incentive Plan”).

Pursuant the EMA, the number of your PSUs deemed earned based on actual performance against the applicable performance goals measured as of June 30, 2026, as determined by the Compensation and Human Capital Management Committee of the Board of Directors of Resideo (the “Earned 2024 PSUs”), were converted into Converted PSUs that are no longer subject to any performance-based vesting conditions but remain subject to the same time-vesting conditions as in effect prior to the Spin-Off, except that the relevant service for purposes of fulfilling such vesting conditions will be service to ADI and its affiliates immediately following the Spin-Off.

This Performance Stock Unit Assumption Notice (the “Assumption Notice”) evidences the terms of ADI’s assumption of your Converted PSUs pursuant to the EMA, including the necessary adjustments for assumption of your PSUs that are required by the Spin-Off. Following the Spin Date, your Converted PSUs will be governed by the ADI Stock Incentive Plan but shall generally remain subject to the terms and conditions of your Resideo PSU Agreement.

The table below summarizes your PSUs before and after the Spin-Off, and the material terms applicable to your Converted PSUs:

Original Resideo PSUs
Participant: [____]
Date of Grant: [____]
Target Number of PSUs on Date of Grant: [____]
Performance Measures: [____]
Performance Cycle: [____]
Number of Earned PSUs on the Spin Date: [____]

Converted PSUs Following Spin-Off
ADI SpinCo Conversion Ratio (as defined in the EMA): [____]

Number of Converted PSUs: [____]

(this is equal to the Number of Earned 2024 PSUs, divided by the ADI SpinCo Conversion Ratio and rounded up to the nearest whole share of ADI Stock in accordance with the EMA)

Performance Measure: The Converted PSUs are no longer subject to any performance-based vesting condition. The Converted PSUs are solely time-vested through [Date]
Vesting and Settlement: The Converted PSUs are subject to your continued service with ADI and its affiliates through [Date], with settlement on [Date]

All of the terms and conditions of your Resideo PSU Agreement as in effect immediately prior to the Spin Date shall continue in full force and effect, except as expressly modified by this Assumption Notice, the EMA, certain administrative changes, or otherwise in connection with the Spin-Off.

Any capitalized term that is used but not defined in this Assumption Notice or your Resideo PSU Agreement will have the meaning assigned to it in the Resideo Stock Incentive Plan; provided, that, unless the context requires otherwise, any references in the Resideo Stock Incentive Plan and your Resideo PSU Agreement to: (i) the “Company” means ADI, (ii) “Stock,” “Common Stock” or “Shares” means shares of ADI Stock, (iii) “Board of Directors” or “Board” means the Board of Directors of ADI, and (iv) the “Committee” or the “Compensation and Human Capital Management Committee” means the Compensation Committee of the Board of Directors of ADI or such other committee designated by the Board of Directors of ADI in accordance with the ADI Stock Incentive Plan.

Please follow the instructions below to acknowledge and accept this Assumption Notice and your Converted PSUs. If you would like any further information or have any questions regarding this Assumption Notice or your Converted PSUs, please contact HRAdvisor via email at HRAdvisor@adiglobal.com.

ACKNOWLEDGMENT

You acknowledge that clicking on the “Accept” button constitutes acceptance of this Assumption Notice, as well as your understanding and agreement that (i) all rights and liabilities with respect to your Converted PSUs listed on the table above were automatically assumed by ADI on the Spin Date pursuant to the terms of the EMA, and (ii) the terms and conditions of your Converted PSUs are set forth in your Resideo PSU Agreement, except as expressly modified by this Assumption Notice.